Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Retirement Committee
Sterling National Bank 401(k) and Profit Sharing Plan

We consent to the incorporation by reference in registration statement No. 333-153276 on Form S-8 of Sterling National Bank 401(k) and Profit Sharing Plan of our report dated June 29, 2020, relating to the statements of net assets available for benefits of the Sterling National Bank 401(k) and Profit Sharing Plan as of December 31, 2019 and 2018 and the related statement of changes in net assets available for benefits for the years then ended, and the supplemental Schedule H, Part IV - Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2019 and Schedule H, Part IV - Line 4a - Schedule of Delinquent Participant Contributions for the year ended December 31, 2019, which report appears in the December 31, 2019 Annual Report on Form 11-K of the Sterling National Bank 401(k) and Profit Sharing Plan.

/s/ Buchbinder Tunick & Company LLP

Buchbinder Tunick & Company LLP
Little Falls, New Jersey
June 29, 2020